Exhibit 21.1

SUBSIDIARIES OF ISQ OPEN INFRASTRUCTURE COMPANY LLC

Name	Jurisdiction
ISQ OpenInfra Company Holdings, LLC	Delaware
ISQ OpenInfra Credit Holdings, LLC	Cayman Islands
ISQ OpenInfra Liquidity HoldCo, LLC	Cayman Islands
ISQ OpenInfra Bus Aggregator GP LLC	Delaware
ISQ OpenInfra Derby Aggregator GP, LLC	Delaware
ISQ Openinfra (Ten) Holdings, LLC	Delaware
ISQ OpenInfra Telluride Aggregator GP LLC	Delaware
ISQ OpenInfra Spyder Aggregator GP LLC	Delaware
ISQ OpenInfra (Entek) Holdings, LLC	Delaware
ISQ OpenInfra HedgoCo GP, LLC	Delaware
ISQ OpenInfra HedgeCo, L.P.	Cayman Islands
ISQ OpenInfra Company Liquidity, LLC	Cayman Islands